Exhibit (a)(28)

TD ASSET MANAGEMENT USA FUNDS INC.

ARTICLES OF AMENDMENT

TD Asset Management USA Funds Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to delete the letters “TDAM” from the names of the series and classes of common stock, $.0001 par value per share, of the Corporation that currently begin with such letters and to insert in lieu thereof the letters “TD”.

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law without action by the stockholders.

THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested by its Secretary as of this 7th day of December, 2016.

ATTEST:	TD ASSET MANAGEMENT USA
FUNDS INC.

/s/Curtis Barnes	By: /s/Michele Teichner	(SEAL)
Curtis Barnes	Michele Teichner
Secretary	Vice President